Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tempus Applied Solutions Holdings, Inc.:

We consent to the use of our report dated March 10, 2015, with respect to the balance sheet of Chart Acquisition Corp. (the “Company”) as of December 31, 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in Amendment No. 1 to Form S-3 on Form S-1 registration statement of Tempus Applied Solutions Holdings, Inc., (File No. 333-206527).

Our report dated March 10, 2015, contains an explanatory paragraph that states that Chart Acquisition Corp., will cease all operations, except for the purpose of winding up, redeem all public shares outstanding and dissolve and liquidate in the event that Chart Acquisition Corp., does not consummate an initial business combination, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

New York, New York
October 20, 2015